UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

 Under the Securities Exchange Act of 1934

(Amendment No.)*

Ares Commercial Real Estate Corporation

(Name of Issuer)
Common Stock

(Title of Class of Securities)
04013V108

(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 04013V108	SCHEDULE 13G	Page 2 of 15 Pages

1		NAME OF REPORTING PERSONS Tokio Marine Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,469,769
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,469,769
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,469,769
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.14%
12		TYPE OF REPORTING PERSON FI, HC

CUSIP No. 04013V108	SCHEDULE 13G	Page 3 of 15 Pages

1		NAME OF REPORTING PERSONS Tokio Marine & Nichido Fire Insurance Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,469,769
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,469,769
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,469,769
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.14%
12		TYPE OF REPORTING PERSON FI

CUSIP No. 04013V108	SCHEDULE 13G	Page 4 of 15 Pages

1		NAME OF REPORTING PERSONS Tokio Marine North America, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 356,519
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 356,519
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 356,519
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.25%
12		TYPE OF REPORTING PERSON HC

CUSIP No. 04013V108	SCHEDULE 13G	Page 5 of 15 Pages

1		NAME OF REPORTING PERSONS Philadelphia Consolidated Holding Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 356,519
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 356,519
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 356,519
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.25%
12		TYPE OF REPORTING PERSON HC

CUSIP No. 04013V108	SCHEDULE 13G	Page 6 of 15 Pages

1		NAME OF REPORTING PERSONS Philadelphia Indemnity Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 356,519
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 356,519
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 356,519
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.25%
12		TYPE OF REPORTING PERSON HC

CUSIP No. 04013V108	SCHEDULE 13G	Page 7 of 15 Pages

1		NAME OF REPORTING PERSONS Delphi Financial Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,113,250
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,113,250
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,113,250
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.89%
12		TYPE OF REPORTING PERSON HC

CUSIP No. 04013V108	SCHEDULE 13G	Page 8 of 15 Pages

1		NAME OF REPORTING PERSONS Delphi Capital Management, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,113,250
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,113,250
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,113,250
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.89%
12		TYPE OF REPORTING PERSON IA

CUSIP No. 04013V108	SCHEDULE 13G	Page 9 of 15 Pages

1		NAME OF REPORTING PERSONS Reliance Standard Life Insurance Company of Texas
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,113,250
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,113,250
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,113,250
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.89%
12		TYPE OF REPORTING PERSON HC

CUSIP No. 04013V108	SCHEDULE 13G	Page 10 of 15 Pages

1		NAME OF REPORTING PERSONS Reliance Standard Life Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,113,250
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,113,250
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,113,250
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.89%
12		TYPE OF REPORTING PERSON IC

CUSIP No. 04013V108	SCHEDULE 13G	Page 11 of 15 Pages

Item 1.	(a) Name of Issuer:

Ares Commercial Real Estate Corporation

(b) Address of Issuer’s Principal Executive Offices:

One North Wacker Drive, 48th Floor

Chicago, IL 60606

Item 2.	(a) Name of Person Filing:

This Statement is jointly filed by Tokio Marine Holdings, Inc., Tokio Marine & Nichido Fire Insurance Co., Ltd., Tokio Marine North America Inc.,, Philadelphia Consolidated Holding Corp., Philadelphia Indemnity Insurance Company, Delphi Financial Group, Inc., Delphi Capital Management, Inc., Reliance Standard Life Insurance Company of Texas, and Reliance Standard Life Insurance Company (the “Reporting Persons”) pursuant to Rule 13d-1(k)(1). Tokio Marine Holdings, Inc. is the parent company of the Reporting Persons.

(b) Address of Principal Business Office, or, if none, Residence:

Tokio Marine Holdings, Inc.: Tokio Marine Nichido Building Shinkan, 2-1 Marunouchi 1-chome, Chiyoda-ku, Tokyo, 100-0005, Japan

Tokio Marine & Nichido Fire Insurance Co., Ltd.: Tokio Marine Nichido Building Shinkan, 2-1 Marunouchi 1-chome, Chiyoda-ku, Tokyo, 100-0005, Japan

Tokio Marine North America, Inc.: 2711 Centerville Road, Suite 400, Wilmington DE 19808 USA

Philadelphia Consolidated Holding Corp.: 231 Saint Asaph's Road, Suite 100, Bala Cynwyd, PA 19004

Philadelphia Indemnity Insurance Company: 231 Saint Asaph's Road, Suite 100, Bala Cynwyd, PA 19004

Delphi Financial Group, Inc.: 1105 North Market Street, Suite 1230, P.O. Box 8985, Wilmington, DE 19899

Delphi Capital Management, Inc.: 590 Madison Avenue, New York, NY 10022

Reliance Standard Life Insurance Company of Texas: 2001 Market Street Suite 1500 Philadelphia, PA 19103

Reliance Standard Life Insurance Company: 2001 Market Street, Suite 1500, Philadelphia, PA 19103

(c) Citizenship:

Tokio Marine Holdings, Inc. is a Japanese corporation.

Tokio Marine & Nichido Fire Insurance Co., Ltd. is a Japanese corporation.

Tokio Marine North America, Inc.is a Delaware corporation.

Philadelphia Consolidated Holding Corp. is a Delaware corporation.

Philadelphia Indemnity Insurance Company is a Delaware corporation.

Delphi Financial Group, Inc. is a Delaware corporation.

Delphi Capital Management, Inc. is a Delaware corporation.

Reliance Standard Life Insurance Company of Texas is a Texas corporation.

Reliance Standard Life Insurance Company is an Illinois corporation.

(d) Title of Class of Securities:

Common Stock

(e) CUSIP Number:

04013V108

CUSIP No. 04013V108	SCHEDULE 13G	Page 12 of 15 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☒	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☒	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☒	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J).

(k)	☒	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution: parent company.

CUSIP No. 04013V108	SCHEDULE 13G	Page 13 of 15 Pages

Item 4. Ownership

Please see items 5-9 and 11 on the cover page for each of the Reporting Persons.

Item 5. Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable.

Item 8. Identification and Classification of Members of the Group

Not Applicable.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

By signing below I certify that, to the best of my knowledge and belief, the foreign regulatory scheme applicable to the non-U.S. institutions is substantially comparable to the regulatory scheme applicable to the functionally equivalent U.S. institution(s). I also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.

CUSIP No. 04013V108	SCHEDULE 13G	Page 14 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 17, 2015

Tokio Marine Holdings, Inc.
By: Tomoya Fujikawa

By:	/s/ Tomoya Fujikawa
	Name:	Tomoya Fujikawa
	Title:	Deputy Manager

Tokio Marine & Nichido Fire Insurance Co., Ltd.
By: Tomoya Fujikawa

By:	/s/ Tomoya Fujikawa
	Name:	Tomoya Fujikawa
	Title:	Deputy Manager

Tokio Marine North America
By: Michael W. Kelly

By:	/s/ Michael W. Kelly
	Name:	Michael W. Kelly
	Title:	Senior Vice President and Assistant Treasurer

Philadelphia Consolidated Holding Corp.
By: Michael W. Kelly

By:	/s/ Michael W. Kelly
	Name:	Michael W. Kelly
	Title:	Senior Vice President and Assistant Treasurer

Philadelphia Indemnity Insurance Company
By: Michael W. Kelly

By:	/s/ Michael W. Kelly
	Name:	Michael W. Kelly
	Title:	Senior Vice President and Assistant Treasurer

Delphi Financial Group, Inc.
By: Chad W. Coulter

By:	/s/ Chad W. Coulter
	Name:	Chad W. Coulter
	Title:	Senior Vice President, General Counsel and Secretary

Delphi Capital Management, Inc.
By: Chad W. Coulter

By:	/s/ Chad W. Coulter
	Name:	Chad W. Coulter
	Title:	Senior Vice President, General Counsel and Secretary

Reliance Standard Life Insurance Company of Texas
By: Chad W. Coulter

By:	/s/ Chad W. Coulter
	Name:	Chad W. Coulter
	Title:	Senior Vice President, General Counsel and Assistant Secretary

Reliance Standard Life Insurance Company
By: Chad W. Coulter

By:	/s/ Chad W. Coulter
	Name:	Chad W. Coulter
	Title:	Senior Vice President, General Counsel and Assistant Secretary

CUSIP No. 04013V108	SCHEDULE 13G	Page 15 of 15 Pages

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Ares Commercial Real Estate Corporation, dated as of December 31, 2014 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 17, 2015

Tokio Marine Holdings, Inc.
By: Tomoya Fujikawa

By:	/s/ Tomoya Fujikawa
	Name:	Tomoya Fujikawa
	Title:	Deputy Manager

Tokio Marine & Nichido Fire Insurance Co., Ltd.
By: Tomoya Fujikawa

By:	/s/ Tomoya Fujikawa
	Name:	Tomoya Fujikawa
	Title:	Deputy Manager

Tokio Marine North America
By: Michael W. Kelly

By:	/s/ Michael W. Kelly
	Name:	Michael W. Kelly
	Title:	Senior Vice President and Assistant Treasurer

Philadelphia Consolidated Holding Corp.
By: Michael W. Kelly

By:	/s/ Michael W. Kelly
	Name:	Michael W. Kelly
	Title:	Senior Vice President and Assistant Treasurer

Philadelphia Indemnity Insurance Company
By: Michael W. Kelly

By:	/s/ Michael W. Kelly
	Name:	Michael W. Kelly
	Title:	Senior Vice President and Assistant Treasurer

Delphi Financial Group, Inc.
By: Chad W. Coulter

By:	/s/ Chad W. Coulter
	Name:	Chad W. Coulter
	Title:	Senior Vice President, General Counsel and Secretary

Delphi Capital Management, Inc.
By: Chad W. Coulter

By:	/s/ Chad W. Coulter
	Name:	Chad W. Coulter
	Title:	Senior Vice President, General Counsel and Secretary

Reliance Standard Life Insurance Company of Texas
By: Chad W. Coulter

By:	/s/ Chad W. Coulter
	Name:	Chad W. Coulter
	Title:	Senior Vice President, General Counsel and Assistant Secretary

Reliance Standard Life Insurance Company
By: Chad W. Coulter

By:	/s/ Chad W. Coulter
	Name:	Chad W. Coulter
	Title:	Senior Vice President, General Counsel and Assistant Secretary